Exhibit 4.1

DESCRIPTION OF SECURITIES

Under the Amended and Restated Articles of Incorporation, as amended (the “Articles”), of Pluri Inc. (the “Company”), the Company is authorized to issue up to thirty seven million five hundred thousand (37,500,000) common shares, par value $0.00001 per share (the “Common Shares”), and one million (1,000,000) preferred shares, par value $0.00001 per share (the “Preferred Shares”).

The following is a summary of some of the terms of the Company’s Common Shares, which is the Company’s only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. The Common Shares are listed on the Nasdaq Capital Market under the symbol “PLUR”. This summary is not complete, and is subject to and qualified by the provisions of the Articles and the Company’s Amended and Restated Bylaws (the “Bylaws”). The terms of the Common Shares are also subject to and qualified by the applicable provisions of the Nevada Revised Statues.

Common Shares

The holders of Common Shares vote together as one class on all matters as to which holders of Common Shares are entitled to vote. Except as otherwise required by applicable law and subject to the rights of any outstanding Preferred Shares, all voting rights are vested in and exercised by the holders of Common Shares with each Common Share being entitled to one vote, including in all elections of directors. The Company’s board of directors (the “Board”) is not classified.

When a quorum is present or represented at any meeting, the vote of the holders of a majority of the shares having voting power present in person or represented by proxy shall be sufficient to elect directors or to decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Articles, a different vote is required in which case such express provision shall govern and control the decision of such question. Special meetings of the shareholders may be called by the President or the Secretary by resolution of the Board or at the request in writing of shareholders owning a majority of the entire capital stock of the Company issued and outstanding and entitled to vote.

The holders of at least thirty-three and one third percent (33 1/3%) of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by statute or by the Articles. If such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. At the adjourned meeting, thirty-three and one third percent (33 1/3%) of the issued and outstanding shares entitled to vote present in person or represented by proxy shall constitute a quorum.

Subject to preferences that may be applicable to any outstanding Preferred Shares, the holders of Common Shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of legally available funds therefor. The Company has not declared any dividends on its Common Shares and does not anticipate paying any dividends on its Common Shares in the foreseeable future. In the event of the Company’s liquidation, dissolution or winding up, holders of the Common Shares are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Shares, if any, then outstanding. The Common Shares have no cumulative voting rights and no preemptive or other rights to subscribe for shares of the Company. There are no redemption or sinking fund provisions applicable to the Common Shares. All Common Shares currently outstanding are fully paid and non-assessable.

Anti-Takeover Effects of the Company’s Articles and Bylaws

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an opt-out election in our Articles.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 to 78.3793 prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statutes specify three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with Nevada’s dissenter’s rights statutes. A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes in our Articles or Bylaws.

Further, certain provisions of the Company’s Articles and Bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of the Company. For example, the Company’s Articles and Bylaws include provisions that:

●	Allow the Board, by a majority vote of the entire Board at any meeting, to amend the Company’s Bylaws, including bylaws adopted by the shareholders (but the shareholders, by a 66% vote, may specify particular provisions of the Bylaws that may not be so amended by the Board);

●	provide that shareholders may call a special meeting of the Company’s shareholders only if such call is made by shareholders owning a majority of the entire capital stock of the Corporation issued and outstanding and entitled to vote;

●	the Board may from time to time increase or decrease the number of directors then comprising the Board (within the range of one and thirteen, as prescribed by the Articles), and may from time to time fill any vacancies, if any, on the Board; and

●	empower the Board to issue from time to time one or more series of Preferred Shares, with such designations, rights, preferences and limitations as the Board may determine by resolution. The rights, preferences and limitations of separate series of Preferred Shares may differ with respect to such matters among such series of Preferred Shares as may be determined by the Board, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights.